                                                                     Exhibit 4.9

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (A) COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT, OR (B) THE COMPANY HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT NO REGISTRATION IS REQUIRED FOR SUCH TRANSFER.

Warrant No. W-5B                                                         169,600

                       To Purchase Shares of Common Stock
                                       of
                              ALTUS BIOLOGICS INC.
                             Dated February 22, 2001

     WHEREAS, pursuant to and in connection with that certain Strategic Alliance Agreement (the "Alliance Agreement") dated as of the date hereof by and between Altus Biologics Inc., a Massachusetts corporation (the "Company"), and Cystic Fibrosis Foundation Therapeutics, Inc., a Maryland corporation ("CFFTI"), the Company intends to provide CFFTI an opportunity to obtain an equity interest in. the Company through the acquisition of shares of its Common Stock, $.01 par value per share ("Common Stock"), upon the exercise of a warrant with respect thereto;

     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt of which is hereby acknowledged, the Company certifies and agrees as follows:

     This Warrant dated as of February 22, 2001 (the "Issuance Date") certifies that, for value received, CYSTIC FIBROSIS FOUNDATION THERAPEUTICS, INC. (the "Holder"), is entitled, subject to the terms and conditions set forth herein, to purchase from the Company a number of shares equal to One Hundred Sixty Nine Thousand Six Hundred (169,600) (the "Warrant Shares") of the fully paid and non-assessable Common Stock of the Company, at a price of $.O1 (one cent) per share (the "Exercise Price"), such number of Warrant Shares and Exercise Price subject to adjustment as provided herein. This Warrant shall be fully vested as of the Issuance Date. Subject to the terms and conditions set forth herein, this Warrant may be exercised at any time on or after February 22, 2011 and before February 22, 2013 (the "Expiration Date") and shall be void thereafter; provided, however, this Warrant may be exercised earlier upon the first to occur of (i) the Approval Date (as defined in the Alliance Agreement); (ii) a Technical Failure (as defined in the Alliance Agreement); (iii) a Joint License Event (as defined in the Alliance Agreement); or (iv) a Company Default (as defined in the Alliance Agreement).

1.   EXERCISE OF WARRANT.

     1.1. PROCEDURE. The Holder or any person or entity to whom the Holder has assigned its rights under this Warrant or transferred all or a portion of this Warrant (collectively referred to as the "Warrantholder") may exercise this Warrant, at any time or from time to time, after the date on which this Warrant may first be exercised pursuant to the terms of the immediately preceding paragraph and prior to the Expiration Date, on any business day, by surrendering the Warrant, accompanied by a written notice in the form attached hereto (the "Exercise Notice"), to the Company at the address designated in Section 8.4 hereof, exercising the Warrant and specifying the total number of Warrant Shares the Warrantholder will purchase pursuant to such exercise. This Warrant may be exercised in whole or in part as to any or all of the Warrant Shares. A certificate or certificates for the Warrant Shares purchased upon exercise of this Warrant and, in the event of a partial exercise of this Warrant, a new Warrant of like tenor representing the balance of the Warrant Shares purchasable hereunder, shall be delivered by the Company to the Warrantholder not later than ten days after payment is made for the Warrant Shares purchased upon exercise. No fractions of a share of Common Stock will be issued upon the exercise of this Warrant, but if a fractional share would be issuable upon exercise, the Company will pay in cash the fair market value thereof as determined under Section 1.2 below.

     1.2. NET EXERCISE FORMULA. The Warrantholder may exercise the Warrant either (i) by paying to the Company, by cash or check, an amount equal to the aggregate Exercise Price of the Warrant Shares being purchased, or (ii) by electing to receive Warrant Shares equal to the value (as determined below) of this Warrant by surrender of the Warrant together with notice of such election, in which event the Company shall issue to the Warrantholder a number of Warrant Shares computed using the following formula:

       X = Y(A-B)
           ------
              A

Where: X = the number of Warrant Shares to be issued to the Warrantholder.

       Y = the number of Warrant Shares under this Warrant (or such lesser number of Shares as the Warrantholder elects to purchase, in the case of a partial exercise).

       A = the fair market value of one share of Common Stock on the date of exercise.

       B = the Exercise Price.

     As used herein, the fair market value of the Common Stock shall be deemed to be the mean between the highest and lowest quoted selling prices as reported in The Wall Street Journal on the last trading day preceding the date of determination on the primary securities exchange where the Common Stock of the Company is traded or if not traded on a securities exchange, then on The Nasdaq Stock Market, or if there were no sales on the applicable date, on the next preceding date within a reasonable period (as determined in the sole discretion of the Board of Directors of the Company (the "Board of Directors")) on which there were sales. In the event that there were no sales in such a market within a reasonable period, the fair market value shall be as determined in good faith by the Board of Directors. In the event the Warrantholder disagrees with the fair market value determined by the Board of Directors, the Company and the Warrantholder shall negotiate in good faith and use their best efforts to agree upon the selection of an independent appraiser, who will have 30 days in which to determine the fair market value of the Common Stock, and whose determination will be final and binding on all parties concerned. If no individual appraiser can be agreed upon, each party shall select an appraiser and the two selected appraisers shall select a third to serve as the independent appraiser for purposes of determining fair market value. All costs of the independent appraiser shall be borne equally by the Company and the Warrantholder.

2. RECORD HOLDER. A Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided in Section 1.2. above and the person entitled to receive the Warrant Shares of Common Stock issuable upon such exercise or conversion shall be treated for all purposes as the holder of such Warrant Shares of record as of the close of business on such date.

3. PAYMENT OF TAXES. The Company shall pay all taxes and other governmental charges (other than income taxes) that may be imposed in respect of the issue of the Warrant Shares or any portion thereof. The Company shall not be required, however, to pay any tax or other charge imposed in connection with any transfer involved in the issue of any certificate for the Warrant Shares or any portion thereof in any name other than that of the registered holder of the Warrant surrendered in connection with the purchase of such shares, and in such case the Company shall not be required to issue or deliver any certificate until such tax or other charge has been paid or it has been established to the Company's satisfaction that no tax or other charge is due.

4. TRANSFER AND EXCHANGE.

     4.1. TRANSFER. Subject to the terms hereof, including, without limitation, Sections 5.1 and 5.3, the Warrant and all rights thereunder are transferable, in whole or in part, on the books of the Company maintained for such purpose at its office designated in Section 8.4 hereof by the registered holder hereof in person or by duly authorized attorney, upon surrender of the Warrant properly endorsed; provided, however, that this Warrant may not be transferred in part unless such transfer is to a transferee who pursuant to such transfer receives the right to purchase at least 75,000 shares of Common Stock. Upon any partial transfer, the Company will issue and deliver to such holder a new warrant or warrants with respect to the Warrant Shares not so transferred. Each taker and holder of the Warrant, by taking or holding the same, consents and agrees that the Warrant when endorsed in blank shall be deemed negotiable, and that when the Warrant shall have been so endorsed, the holder may be treated by the Company and all other persons dealing with the Warrant as the absolute owner of such Warrant for any purpose and as the person entitled to exercise the rights represented thereby, or to the transfer on the books of the Company, any notice to the contrary notwithstanding; but until such transfer on such books, the Company may treat the registered holder of the Warrant as the owner for all purposes. The term "Warrant" as used herein shall include the Warrant and, any warrants delivered in substitution or exchange therefor as provided herein.

     4.2. EXCHANGE. The Warrant is exchangeable for a warrant or warrants for the same aggregate number of Warrant Shares, each new Warrant to represent the right to purchase such number of Warrant Shares as the holder shall designate at the time of such exchange. The Warrant may be subdivided, at the Warrantholder's option, into several warrants to purchase the Warrant Shares (collectively, also referred to as the "Warrant"). Such subdivision may be accomplished in accordance with the provisions of this Section 4.

5. TRANSFER OF SECURITIES.

     5.1. RESTRICTIONS ON TRANSFER. Neither the Warrant nor any of the Warrant Shares shall be transferable except upon the conditions specified in this
Section 5.1, which conditions are intended to insure compliance with applicable. provisions of the 1933 Act.

     5.1.1. Unless and until otherwise permitted by this Section 5.1, the Warrant and each certificate or other document evidencing any of the Warrant Shares shall be endorsed with the legend substantially in the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED. OR OTHERWISE TRANSFERRED UNLESS (A) COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT, OR (B) THE COMPANY HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY TO THE EFFECT. THAT NO REGISTRATION IS REQUIRED FOR SUCH TRANSFER

     5.1.2. Neither the Warrant nor any of the Warrant Shares shall be transferred and the Company shall not be required to register any such transfer, unless and until one of the following events shall have occurred:

          (a) the Company shall have received an opinion of counsel reasonably acceptable to the Company and its counsel, stating that the contemplated transfer is exempt from registration under the 1933 Act as then in effect, and the Rules and Regulations of the Commission thereunder. Within ten days after delivery to the Company and its counsel of such an opinion, the Company either shall deliver to the proposed transferor a statement to the effect that such opinion is not satisfactory in the reasonable opinion of its counsel (and shall specify the legal analysis supporting any such conclusion) or shall authorize the Company's transfer agent to make the requested transfer,

          (b) the Company shall have been furnished with a letter from the Commission in response to a written request in form and substance acceptable to counsel for the Company setting forth all of the facts and circumstances surrounding the contemplated transfer, stating that the Commission will take no action with regard to the contemplated transfer; or

          (c) (i) the Warrant or the Warrant Shares, as the case may be, have been registered pursuant to a registration statement filed by or on behalf of the Company, (ii) such registration statement has been declared effective by the Commission under the 1933 Act and is not subject to any stop order, and (iii) the Company has not sent a notice to the Warrantholder requesting that sales under such registration statement and the related prospectus should be halted until such time as the Company has corrected or updated such registration statement and the related prospectus.

The restrictions on transfer imposed by Section 5.1 shall cease and terminate as to the Warrant or the Warrant Shares, as the case may be, when (i) such securities shall have been effectively registered under the 1933 Act and sold by the holder thereof in accordance with such registration, or (ii) an acceptable opinion as described in Section 5.1.2(a) or a "no action" letter described in
Section 5.1.2(b) states that future transfers of such securities by the transferor or the contemplated transferee would be exempt from registration under the 1933 Act. When the restrictions on transfer contained in this Section 5.1 have terminated as provided above, the holder of the securities as to which such restrictions shall have terminated or the transferee of such holder shall be entitled to receive from the Company, at the expense of the Company, a new Warrant or a new share certificate, as the case may be, not bearing the legend set forth in
Section 5.1.1 hereof.

     5.2. COOPERATION. The Company shall cooperate in supplying such information as may be reasonably requested by the Warrantholder to complete and file any information reporting forms presently or subsequently required by the Commission as a condition to the availability of an exemption, presently existing or subsequently adopted, from the 1933 Act for the sale of the Warrant or Warrant Shares, which is expressly understood not to include the completion or filing of any registration statements or other forms used to register such securities for sale under the 1933 Act or any state's securities laws.

     5.3. PERMITTED TRANSFERS. Subject to Section 5.1 above and subject to all applicable laws and rules, the Warrantholder may transfer this Warrant and any Warrant Shares purchased hereunder.

6. ADJUSTMENTS TO EXERCISE PRICE AND WARRANT SHARES. The Exercise Price in effect from time to time and the number of Warrant Shares shall be subject to adjustment in certain cases as set forth in this Section 6.

     6.1. SUBDIVISION OR COMBINATION. In the event the outstanding Common Stock shall be subdivided into a greater number of shares of Common Stock, the Exercise Price for. the Warrant Shares shall, simultaneously with the effectiveness of such subdivision, be proportionately reduced and the number of Warrant . Shares proportionately increased, and conversely, in case the outstanding Common Stock shall be combined into a smaller number of shares of Common Stock, the Exercise Price shall simultaneously with the effectiveness of such combination, be proportionately increased and the number of Warrant Shares proportionately reduced. For the purpose of this Section 6, a distribution or series of distributions of Common Stock to holders of Common Stock in which the number of shares 'distributed is ten percent (10%) or more of the number of shares of Common Stock upon which the distribution is to be made shall be deemed to be a subdivision of Common Stock.

     6.2. ADJUSTMENT FOR REORGANIZATION, CONSOLIDATION OR MERGER.

     6.2.1. In case of any reorganization of the Company (or any other corporation the stock or other securities of which are at the time receivable on the exercise of the Warrant) after the Issuance Date, or in case, after such date, the Company (or any such other corporation) shall consolidate with or merge into another corporation or convey all or substantially all of its assets to another corporation, then and in each such case the Warrantholder, upon exercise of. the Warrant as provided in Section 1 hereof at any time after the consummation of such reorganization, consolidation, merger or conveyance, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the .exercise of the Warrant prior to such consummation, the stock or other securities or property to which the Warrantholder would have been entitled upon such consummation if the Warrantholder had exercised or converted the

Warrant immediately prior thereto (and such stock or securities shall be deemed to be "Warrant Shares" for the purpose of this Warrant); in each such case, the terms of this Warrant, including the exercise provisions of Section 1, shall be applicable to the shares of stock or other securities or property receivable upon the exercise of the Warrant after such consummation.

     6.2.2. The Company shall not effect any consolidation, merger or conveyance of all or substantially all of its assets unless prior to the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation into or for the securities of which the previously outstanding stock of the Company shall be changed in connection with such consolidation or merger, or the corporation purchasing such assets, as the case may be, shall assume by written instrument, in form and substance reasonably satisfactory to the Warrantholder, executed and delivered in accordance with Section 8.2 hereof, the obligation to deliver to the Warrantholder such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Warrantholder is entitled to purchase.

     6.2.3. If a purchase, tender or exchange offer is made to and accepted by the holders of more than 50% of the outstanding shares of Common Stock of the Company, the Company shall not effect any consolidation, merger or sale with the Person having made such offer or with any Affiliate of such Person, unless prior to the consummation of such consolidation, merger or sale the Warrantholder shall have been given a reasonable opportunity to then elect to receive either the stock, securities or assets then issuable upon the exercise of the Warrant or, if different, the stock, securities or assets, or the equivalent, issued to previous holders of the Common Stock in accordance with such offer, computed as though the Warrantholder hereof had been at the time of such offer, a holder of the stock, securities or assets then purchasable upon the exercise or conversion of the Warrant. As used in this paragraph 6.2.3. the term "Person" shall mean and include an individual, a partnership, a corporation, a trust, a joint venture, a limited liability company, an unincorporated organization and a government or any department or agency thereof and an "Affiliate" of any Person shall mean any Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such other Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

     6.3 ADJUSTMENT TO WARRANT SHARES FOR CERTAIN DILUTIVE ISSUANCES.

     6.3.1 Special Definitions. For purposes of this Subsection 6.3, the following definitions shall apply:

          "Additional Shares of Common Stock shall mean all shares of Common Stock issued (or, pursuant to Subsection. 6.3.2 below, deemed to be issued) by the Company after the Threshold Financing Closing Date other than:

          (A) Common Stock issued or issuable upon conversion of shares of the Company's preferred stock, par value $.O1 per share (the "Preferred Stock"), outstanding as of the close of business on the Threshold Financing Closing Date;

          (B) Common Stock issued or issuable (i) upon exercise of the Vertex Warrants outstanding as of the close of business on the Threshold Financing Closing Date, (ii) in exchange for any shares of Preferred Stock held by Vertex or (iii) pursuant to the letter agreement dated December 1, 2000, between the Company and Vertex;

          (C) Common Stock granted, or issued or issuable upon the exercise of Options granted, to employees, consultants, creditors or other persons performing or providing services or products to the Company or any affiliate of the Company, in connection with their employment, advisory or other relationship with the Company, pursuant to stock grants, options or other arrangements approved by the Board of Directors of the Company. Shares of Common Stock or Options previously issued pursuant to any such stock grants or option plans as of the date that the exclusion hereunder is being determined shall be included in calculating the number of shares of Common Stock subject to such exclusion;

          (D) Common Stock issued as a dividend or distribution on the Preferred Stock;

          (E) Common Stock issued in any public offering of Common Stock or Convertible Securities;

          (F) Common Stock issued in connection with any strategic alliance, license, distribution, marketing or collaboration agreement up to an aggregate of 500,000 shares of Common Stock (as such number may be adjusted in connection with any of the events described in Section 6.1); and

          (G) issuances with respect to which an adjustment is made pursuant to
Section 6.1 above.

     "Convertible Securities" shall mean any evidences of indebtedness, shares or other securities including Options, directly or indirectly convertible into or exchangeable for Common Stock.

     "Factor" shall initially be one (1) and shall be subject to adjustment pursuant to this Section 6.3.

     "Option" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

     "Threshold Financing" shall mean the Company's next equity financing in which Convertible Securities or shares of Common Stock are issued or series or group of such financings occurring after the Issuance Date and resulting in proceeds to the Company in an aggregate amount equal to or greater than $10,000,000.

     "Threshold Financing Closing Date" shall mean the closing date of the Threshold Financing and in the event any potential Threshold Financing has multiple closing dates or several financings occur prior to a Threshold Financing occurring, the Threshold Financing Closing Date shall mean the date the applicable financing or financings first result in the receipt by the Company of aggregate proceeds in excess of $10,000,000.

     "Threshold Price" shall mean (i) the consideration per share (determined pursuant to Subsection 6.3.5 hereof) paid by the investors in the Threshold Financing or (ii) in the event several financings occur prior to a Threshold Financing occurring, the average of the amount of consideration per share (determined pursuant to Subsection 6.3.5 hereof) paid by the investors in each component financing comprising the Threshold Financing, (as adjusted to reflect stock splits or reverse stock splits occurring after such financing but prior to the Threshold -Financing Closing Date); in each case provided however that if Convertible Securities are issued therein, such Convertible Securities shall initially convert at the rate of one Convertible Security for one share of Common Stock or if another conversion ratio is used, CFFTI and the Company shall jointly determine the Threshold Price in good faith taking into account the price per share paid and the rate at which such Convertible Security converts into Common Stock.

     "Vertex Warrants" shall mean the Company's warrants for the purchase of Common Stock issued to Vertex Pharmaceuticals Incorporated.

     6.3.2 Deemed Issue of Additional Shares of Common Stock.

          6.3.2.1 If the Company at any time or from time to time after the Threshold Financing Closing Date shall issue any Options (other than Options excluded pursuant to Section 6.3.1(C) hereof) or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Subsection 6.3.5 hereof) of such Additional Shares of Common Stock would be less than the Threshold Price then in effect, and provided further that in any case in which Additional Shares of Common Stock are deemed to be issued:

               (A) no further adjustment in the Factor shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

               (B) if such Options or Convertible. Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Company, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Factor computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon; shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

               (C) no readjustment pursuant to clause (B) above shall have the effect of increasing the Factor to an amount which exceeds the lower of (i) the Factor on the original adjustment date, or (ii) the Factor that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

               (D) upon the expiration or termination of any unexercised Option, the Factor shall be readjusted, and the Additional Shares of Common Stock deemed issued as the result of the original issue of such Option shall no longer be deemed issued for the purposes of any subsequent adjustment of the Factor; and

               (E) in the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option or Convertible Security, including, but not limited to, a change resulting from the antidilution provisions thereof, the Factor then in effect shall forthwith be readjusted to such Factor as would have obtained had the adjustment that was made upon the issuance of such Option or Convertible Security (prior to such change) been made upon the basis of such change, but no further adjustment shall be made for the actual issuance of Common Stock upon the exercise or conversion of any such Option or Convertible Security.

          6.3.3 No Adjustment of Number of Shares. No adjustment to the Factor shall be made unless the consideration per share (determined pursuant to Subsection 6.3.5) for an Additional Share of Common Stock issued or deemed to be issued by the Company hereunder is less than the Threshold Price then in effect.

          6.3.4 Adjustment of Factor and Threshold Price Upon Issuance of Additional Shares of Common Stock. In the event the Company shall issue or sell (or pursuant to Section 6.3.2 be deemed to have issued) Additional Shares of Common Stock without consideration or for a consideration per share less than the Threshold Price then in effect (each such event a "Dilutive Event"), then and in such Dilutive Event, the number of Warrant Shares subject to purchase under this Warrant shall be increased to a number that is determined by dividing the number of Warrant Shares prior to the Dilutive Event by the factor determined by reference to the formula below (the "Factor") and the Exercise Price in effect prior to the Dilutive Event shall be decreased to a price that is determined by multiplying such price by the Factor. The Factor shall be determined as follows:

     Factor = CSB + X
              -------
                CSA

     where

     CSB = the total outstanding shares of Common Stock outstanding and deemed to outstanding immediately prior to the dilutive transaction (calculated to include the number of shares of Common Stock issuable upon conversion of the outstanding Options and Convertible Securities).

     X = the number of shares determined by dividing the aggregate consideration received in the dilutive transaction (as determined by reference to Section 6.3.5) divided by the Threshold Price.

     CSA = the total outstanding shares of Common Stock immediately after the dilutive transaction (calculated to include the number of shares of Common Stock issuable upon conversion of the outstanding Options and Convertible Securities).

In addition, the Threshold Price for future determination under this Section 6.3 shall be adjusted by multiplying the Threshold Price in effect immediately prior to the dilutive issuance by the Factor.

     6.3.5 Determination of Consideration. For purposes of this Section 6.3, the consideration received by the Company for the issue of any Additional Shares of Common Stock shall be computed as follows:

          6.3.5.1 Cash, Services and Property: Such consideration shall:

               (A) insofar as it consists of cash, be computed at the aggregate of cash received by the Company, excluding amounts paid or payable for accrued interest or accrued dividends;

               (B) insofar as it consists of services or property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

               (C) in the event Additional Shares of Common Stock are issued together with other assets of the Company for consideration which includes cash, property or services, be the proportion of such consideration so received for the Additional Shares of Common Stock as determined in good faith by the Board of Directors.

          6.3.5.2 Options and Convertible Securities. The consideration per share received by the Company for Options and Convertible Securities shall be determined by dividing

               (A) the total amount of cash, services or property, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

               (B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

     6.4. NOTICE OF ADJUSTMENT. When any adjustment is required to be made in the Exercise Price or the Factor, the Company shall promptly notify the Warrantholder of such event, of the calculation by which such adjustment is to be made and of the resulting Exercise Price and Factor.

     6.5. DUTY TO MAKE FAIR ADJUSTMENTS IN CERTAIN CASES. If any event occurs as to which in the opinion of the Board of Directors the other provisions of this
Section 6 are not strictly applicable or if strictly applicable would not fairly protect the purchase and exercise rights of the Warrant in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such purchase rights as aforesaid.

7. RESERVATION OF WARRANT SHARES. The Company shall at all times reserve and keep available out of its authorized but unissued Common Stock the full number of Warrant Shares deliverable upon exercise of the Warrant, as such number may change from time to time pursuant to the terms hereof. Also, the Company shall, at its own expense, take all such actions and obtain all such permits and orders as may be necessary to enable the Company lawfully to issue fully paid and nonassessable Warrant Shares upon the exercise or conversion of the Warrant, provided, however, this Section 7 shall not be construed to require the Company to register the Warrant or the Warrant Shares under the 1933 Act or any state's securities laws.

8. MISCELLANEOUS.

     8.1. ENTIRE AGREEMENT. This Warrant, the-Registration Rights Agreement of even date herewith between the Company and the Holder and the Alliance Agreement constitute the full and entire understanding and agreements between the parties hereto with respect to the subjects hereof and thereof.

     8.2. SUCCESSORS AND ASSIGNS. The terms and conditions of this Warrant shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto, except as expressly provided otherwise herein.

     8.3. GOVERNING LAW. This Warrant shall be governed by and construed under the internal laws of the Commonwealth of Massachusetts (without reference or regard to conflict or choice of law provisions).

     8.4. NOTICES, ETC. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery or the day following deposit with a nationally recognized overnight courier service, or upon the fifth day following mailing by registered air mail, postage prepaid, addressed (a) if to the Holder, Cystic Fibrosis Foundation Therapeutics, Inc., at 6931 Arlington Road, Bethesda, MD 20814, (301) 907-2699 (fax), Attention: Dr. Robert Beall, or at such other address as shall have furnished to the Company in writing, with a copy to Swidler Berlin Sheroff Friedman, LLP, 3000 K Street, N.W., Suite 300, Washington, D.C. 20007, (202) 424-7643 (fax), Attention: Kenneth I. Schaner, Esquire, (b) if to the Company, a copy should be sent to 625 Putnam Street, Cambridge, MA 02139, (617) 577-6502
(fax), Attention: Treasurer, or at such other address as the Company shall have furnished in writing to the Warrantholder, with a copy to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts 02111, (617) 542-2241 (fax), Attention: Jonathan L. Kravetz, Esquire, or (c) if to any other Warrantholder, at such address as such holder shall have furnished to the Company in writing, or, until such

Warrantholder so furnishes an address to the Company, then to and at the address of the last holder of such Warrant who so furnished an address to the Company.

     8.5. DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to any holder of any securities issued or sold or to be issued or sold hereunder, upon any breach or default of the Company under this Warrant, shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Warrant, or any waiver on the part of any holder of any provisions or conditions of this Warrant must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Warrant or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

     8.6. SURVIVAL. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Warrant, except as expressly provided otherwise herein.

     8.7. WAIVERS AND AMENDMENTS. With the written consent of the record or beneficial holders of more than 50% in interest of the Warrant Shares, the obligations of the Company and the rights of the Warrantholders may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely), and with the same consent the Company, when authorized by resolution of its board of directors, may enter into a supplemental agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Warrant; provided, however, that no such waiver or supplemental agreement shall reduce the aforesaid percentage of the Warrant Shares, the holders of which are required to consent to any waiver or supplemental agreement, without the consent of the record or beneficial holders of all the Warrant Shares (treated as if exercised). Upon the effectuation of each such waiver, consent, agreement of amendment or modification. the Company promptly shall give written notice thereof to the record holders of the Warrant and the Warrant Shares. This Warrant or any provision hereof may not be changed, waived, discharged or terminated orally, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, except to the extent provided in this Section 8.7.

     8.8. SEVERABILITY. If one or more provisions of this Warrant are held to be invalid, illegal or unenforceable under applicable law, such provision shall be modified in such manner as to be valid, legal and enforceable, but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Warrant as if such provision were not included in either case, and the balance of this Warrant shall not in any way be affected or impaired thereby and shall be enforceable in accordance with its terms.

     8.9. REGISTERED HOLDER. The Company may deem and treat the registered Warrantholder(s) hereof as the absolute owner(s) of this Warrant (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise or conversion hereof, of any distribution to the Warrantholder(s) hereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary. Other than as set forth herein, this Warrant does not entitle any Warrantholder hereof to any rights of a stockholder of the Company.

     8.10. TITLES AND SUBTITLES. The titles of the sections and subsections of this Warrant are for convenience and are not to be considered in construing this Warrant.

     IN WITNESS WHEREOF, Company has caused this Warrant to be signed by its duly authorized officer and issued as of the Issuance Date.

                                        ALTUS BIOLOGICS INC.


                                        By: /s/ Peter Lanciano
                                            ------------------------------------
                                            Peter Lanciano
                                            President

Acknowledged and agreed
as of the Issuance Date, including,
without limitation, the transfer
restrictions contained in Section 5.1:

CYSTIC FIBROSIS FOUNDATION
THERAPETICS, INC.


By:
    ---------------------------------
Name: Dr. Robert Beall
Title: President